Exhibit 10.2

TECO ENERGY, INC.

2004 EQUITY INCENTIVE PLAN

1.    Purpose.

The purpose of the TECO Energy, Inc. 2004 Equity Incentive Plan (the “Plan”) is to attract and retain key employees and consultants of TECO Energy, Inc. (the “Company”) and its affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by the granting of awards (“Awards”) of, or based on, the Company’s common stock, $1.00 par value (the “Common Stock”). The Plan is an amendment and restatement of the Company’s 1996 Equity Incentive Plan (the “1996 Plan”). No provision of the Plan will affect the rights and privileges of holders of outstanding Awards under the 1996 Plan.

2.    Administration.

The Plan will be administered by a committee of not less than three members of the Board of Directors of the Company appointed by the Board to administer the Plan (the “Committee”). Each member of the Committee will be a “disinterested person” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Committee will select those persons to receive Awards under the Plan (“Participants”) and will determine the terms and conditions of all Awards. The Committee will have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it from time to time considers advisable, to interpret the provisions of the Plan and to remedy any ambiguities or inconsistencies. The Committee’s decisions will be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee will fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3.    Eligibility.

All employees and consultants of the Company (or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee) capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

4.    Stock Available for Awards.

(a.)    Amount.    Subject to adjustment under Subsection 4(b), Awards may be made under the Plan for up to 10,000,000 shares of Common Stock, together with all shares of Common Stock available for issue under the 1996 Plan on the effective date of the Plan (the “Unused 1996 Plan Shares”). If any Award (including any Award under the 1996 Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, then the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, (the “Returned Shares”) will again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company will not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b.)    Adjustment.    In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other change affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of incentive stock options to any limitation required under the Code) will equitably adjust any or all of (i) the number and kind of shares for which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing. In making such adjustments, the Committee may ignore fractional shares so that the number of shares subject to any Award will be a whole number. If considered appropriate, the Committee may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment.

(c.)    Limit on Individual Grants.    The maximum number of shares of Common Stock subject to Stock Options, SARs and other Awards intended to satisfy the requirements for “performance-based compensation” (within the meaning of Section 162(m) of the Code) that may be granted to any Participant in the aggregate in any calendar year will not exceed 1,000,000 shares, subject to adjustment under Subsection 4(b). With respect to any performance-based Award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a Performance Period (as defined in Subsection 6(n)).

(d.)    Limit on Stock Awards.    The maximum number of shares of Common Stock that may be granted to all Participants in the aggregate during the Term of the Plan (as defined in Subsection 7(d)) in the form of Stock Grants (as defined in Subsection 5(a)) or Stock Equivalents (as defined in Subsection 5(c)) will be 3,000,000 shares, together with a number of shares equal to the sum of (i) 30% of the Unused 1996 Plan Shares, and (ii) 30% of the Returned Shares, in each case subject to adjustment under Subsection 4(b).

5.    Types of Awards.

(a.)    Stock Grants.    The Committee may make awards of shares of Common Stock (“Stock Grants”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Grants may include without limitation restricted stock, performance shares, performance-accelerated restricted stock and bonus stock. Stock Grants may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

(b.)    Stock Options.    The Committee may grant options (“Stock Options”) to purchase shares of Common Stock at an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant and upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Options may include without limitation incentive stock options, nonstatutory stock options, indexed stock options, performance-vested stock options and performance-accelerated stock options. No Stock Option may be granted under the Plan with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of the Stock Option. No Stock Option will be exercisable after the expiration of ten years from the date the Stock Option is granted. Payment of the exercise price may be made in cash or, to the extent permitted by the Committee at or after the grant of the Stock Option, pursuant to any of the following methods: (i) subject to the limitations of Subsection 6(h), by delivery of a promissory note, (ii) by actual delivery or attestation of ownership of shares of Common Stock owned by the optionee, including Stock Grants, (iii) by retaining shares otherwise issuable pursuant to the Stock Option, (iv) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company in its sole discretion, or (v) for such other lawful consideration as the Committee may determine.

(c.)    Stock Equivalents.    The Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock (“Stock Equivalents”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Equivalents may include without limitation phantom stock, performance units, dividend equivalents and stock appreciation rights (“SARs”). SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant, or of not less than the exercise price of the related Stock Option in the case of an SAR granted in tandem with a Stock Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, other Awards or other property.

6.    General Provisions Applicable to Awards.

(a.)    Fair Market Value.    The fair market value of the Common Stock or any other property awarded to the Participant, or accepted by the Committee in connection with any exercise of an Award, will be the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

(b.)    Transferability.    Except as otherwise provided in this Subsection 6(b), an Award (i) will not be transferable other than as designated by the Participant by will or by the laws of descent and distribution, and (ii) may be exercised during the Participant’s life only by the Participant or the Participant’s guardian or legal representative. In the discretion of the Committee, any Award may be transferable upon such terms and conditions and to such extent as the Committee determines at or after grant, provided that incentive stock options may be transferable only to the extent permitted by the Code.

(c.)    Documentation.    Each Award under the Plan will be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan. These terms and conditions may include without limitation performance criteria, vesting requirements, restrictions on transfer and payment rules. The Committee may establish the terms and conditions at the time the Award is granted or may provide that such terms and conditions will be determined at any time thereafter.

(d.)    Committee Discretion.    Each type of Award may be made alone, in addition to, or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(e.)    Dividends and Cash Awards.    In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(f.)    Termination of Employment or Service.    The Committee will determine the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or beneficiary may receive payment of an Award or exercise rights thereunder. A Participant may designate a beneficiary in a manner determined by the Committee. In the absence of an effective designation, a Participant’s beneficiary will be the Participant’s estate.

(g.)    Change in Control.    In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company as defined by the Committee (a “Change in Control”), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Participant and in the best interests of the Company.

(h.)    Loans.    The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise of any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying such Award, and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter. Notwithstanding the foregoing, no loan may be made to any executive officer (or equivalent thereof) of the Company which would be prohibited by Section 13(k) of the Exchange Act.

(i.)    Withholding Taxes.    The Participant will pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at fair market value on the date of delivery or retention. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(j.)    Foreign Nationals.    Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(k.)    Amendment of Awards.    Except as provided in Subsection 6(l), the Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Participant, is required by applicable law or stock exchange regulation, or is otherwise permitted by the terms of the Plan.

(l.)    No Repricing of Stock Options.    Notwithstanding anything to the contrary in the Plan, the Company will not engage in any repricing (within the meaning of Section 303A.08 of the New York Stock Exchange’s Listed Company Manual) of Stock Options granted under this Plan (including those granted under the 1996 Plan) without shareholder approval.

(m.)    Minimum Vesting Requirements.    Each Stock Option and SAR granted under the Plan will vest in accordance with a schedule that does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. Each Stock Grant and any full share value Stock Equivalent Award will vest in accordance with a schedule that does not permit such Award to vest prior to the third anniversary of the date of grant of the Award. These minimum vesting requirements will not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death or disability, (ii) accelerate the vesting of any Award in accordance with Subsection 6(g), (iii) establish a shorter vesting schedule for consultants or newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus or other cash compensation, or (v) establish a performance-based vesting schedule in accordance with Subsection 6(n).

(n.)    Code Section 162(m) Provisions.    If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” (within the meaning of Section 162(m) of the Code), then the Committee may provide that the Participant’s right to receive cash, shares of Common Stock, or other property pursuant to such Award will be subject to the satisfaction of one or more objective performance goals (“Performance Goals”) during a period of service of at least one year designated by the Committee as applicable to the Award (“Performance Period”). Such Performance Goals will be based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as will meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): total shareholder return, stock price, earnings per share, net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, cash flow, return on equity, capital or assets, value created, operating margin, market penetration, geographic expansion, costs, and goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally. Prior to the payment of any Award subject to this Subsection 9(n), the Committee will certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of the Performance Goals by a covered employee, the Committee will have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee will have the power to impose such other restrictions on Awards subject to this Subsection 9(n) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.    Miscellaneous.

(a.)    No Right To Employment.    No person will have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder will be deemed to give any employee the right to continued employment or to limit the right of the Company to discharge any employee at any time.

(b.)    No Rights As Shareholder.    Subject to the provisions of the applicable Award, no Participant or beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded will be considered the holder of such Common Stock at the time of the Award, except as otherwise provided in the applicable Award.

(c.)    Effective Date.    The Plan will be effective on April 28, 2004.

(d.)    Amendment and Term of Plan.    The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any shareholder approval that the Board determines to be necessary or advisable. Unless terminated earlier by the Board or extended by subsequent approval of the Company’s shareholders, the term of the Plan (“Term of Plan”) will expire on April 28, 2014, and no further Awards will be made thereafter.

(e.)    Governing Law.    The provisions of the Plan will be governed by and interpreted in accordance with the laws of Florida.